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                                                                    EXHIBIT 11.1


October 14, 1997



Neutral Posture Ergonomics, Inc.
3904 N. Texas Avenue
Bryan, Texas 77803

Re: Registration of 1,494,000 shares of Common Stock of Neutral Posture Ergonomics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Neutral Posture Ergonomics, Inc., a Texas corporation (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form SB-1 (File No. 333-33675), and the amendments thereto (as amended, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public offering by the Company and the Selling Shareholders identified as such in the Registration Statement of up to 1,494,000 shares (including 160,000 shares subject to an over-allotment option) of the Company's Common Stock, par value $0.01 per share ("Common Stock"). The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to, the internal substantive laws of the State of Texas and applicable federal laws of the United States of America.

In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Articles of Incorporation of the Company, as amended (the "Articles of Incorporation"), and the Bylaws of the Company, as amended (the "Bylaws"); (ii) the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the shares of Common Stock; (iii) the Registration Statement and all exhibits thereto; (iv) the form of Underwriting Agreement (the "Underwriting Agreement"), to be entered into among the Company, the Selling Shareholders and Huberman Financial, Inc. (the "Underwriter"); (v) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein; and (vi) the specimen Common Stock certificate filed as
Exhibit 3.1 to the Registration Statement.

In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates
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Neutral Posture Ergonomics, Inc.
October 14, 1997
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of officers of the Company or governmental officials. We have assumed that the
Underwriting Agreement will be executed in substantially the same form submitted to us. Finally, we have assumed that all formalities required by the Company's Articles of Incorporation, Bylaws and the Texas Business Corporation Act will be complied with when the shares of Common Stock are sold.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholders are, and the shares to be sold by the Company, upon receipt by the Company of the full consideration for the Common Stock in accordance with the terms of the Underwriting Agreement and upon passage of the pricing resolutions of the Pricing Committee of the Company's Board of Directors, will be, when sold, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under "Legal Matters" in the Prospectus forming a part of such Registration Statement.

Very truly yours,

/s/ HAYNES AND BOONE, LLP

Haynes and Boone, LLP